Exhibit 99.2

TransEnterix, Inc. Fourth Quarter and Full Year 2013 Results Conference Call
March 5, 2014

Corporate Speakers:
Todd Pope – TransEnterix President and CEO
Joseph Slattery – TransEnterix EVP and CFO

Particpants:
Mark Klausner – Westwicke Partners, IR Firm

Operator:

Good morning ladies and gentlemen and welcome to the TransEnterix fourth quarter and full year 2013 conference call. As a reminder this conference is being webcast live and recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner, of Westwicke Partners.

Mark Klausner, Investor Relations, Westwicke Partners

Good morning and thank you for joining us for TransEnterix’s fourth quarter and full year 2013 conference call. Joining us on today’s call are TransEnterix ‘s President and Chief Executive Officer, Todd Pope and its Executive Vice President and Chief Financial Officer, Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available later today on our website and will be available for approximately 60 days following the call. To access the webcast, please visit the events link in the IR section of our website www.transenterix.com (http://ir.transenterix.com/events.cfm).

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward- looking statements due to risks and uncertainties associated with the company’s business. The Company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TransEnterix‘s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission[, including the Annual Report Form 10-K for the year ended December 31, 2013 filed by the Company with the SEC on March 5, 2014.

With that it’s my pleasure to turn the call over to TransEnterix‘s President and Chief Executive Officer, Todd Pope.

Todd Pope, President and Chief Executive Officer

Good morning. Thank you for joining us today to discuss our operating and financial results for the fourth quarter and full year of 2013. On today’s call, I will discuss our operating accomplishments in 2013 before handing over to Joe, who will walk you through our financial results. Then, I will discuss our key operating priorities for 2014.

The fourth quarter marks our first full quarter as a public company as we successfully completed our merger with SafeStitch Medical in September of 2013 along with a concurrent private placement.

In December, we formally changed our name to TransEnterix, Inc. and began trading under the new ticker symbol of “TRXC.” Let me briefly introduce the Company for those who are not familiar with our story.

TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. We are currently focused on the development of our SurgiBot system that allows the surgeon to be patient-side within the sterile field. In addition, SurgiBot is designed as a cost-effective system with broad procedure applicability. We believe that our annual addressable market in the United States will be approximately two million procedures.

The SurgiBot system builds upon the experience we gained from our SPIDER system, a manual surgical platform upon which the company was founded. Over 3,500 successful procedures have been performed with the SPIDER. Our body of clinical evidence on the SPIDER has been gathered globally and we have developed significant knowledge and experience with flexible instruments and single port surgery across a variety of general abdominal procedures. While surgeons expressed enthusiasm about the single-port capability, the “true right/true left” ergonomics, and the internal triangulation of the SPIDER system, they also communicated a desire for higher levels of strength, precision and advanced vision capabilities. We determined that we could address these issues best by “roboticizing” the SPIDER system and began development of the SurgiBot.

Now I would like to highlight several of our key accomplishments from 2013:

•	We made significant progress in the development of the SurgiBot system and recently began performing our first pre-clinical labs with key opinion leading surgeons and their feedback has been very positive.

•	During the year, we engaged in dialogue with the FDA to continue to develop clarity on the regulatory pathway for the SurgiBot system.

•	We made progress in the development of our flexible advanced energy device.

•	We completed our merger with SafeStitch Medical, a publicly-traded medical device company.

SafeStitch was focused on a project using flexible endoluminal technology to treat obesity and GERD, which is synergistic with our development of flexible instruments for general abdominal procedures including the treatment of obesity and GERD.

The SafeStitch directors that joined TransEnterix in the merger have a great track record of founding, developing, and leading high-growth healthcare companies. At the close of the merger, we raised $30 million, from both existing TransEnterix and SafeStitch shareholders.

Finally, we strengthened our management team by adding Joe Slattery as EVP & CFO in Q4 of 2013.

I will now hand you over to Joe who will walk you through the numbers.

Joe Slattery, Executive Vice President and Chief Financial Officer

Thanks Todd. Before reviewing the financial results, I’d like to provide some background on the numbers we will be discussing today. On September 3, 2013, TransEnterix, Inc. and SafeStitch Medical, Inc. merged. The historical results being discussed are those of TransEnterix through September 3 and of the merged entity thereafter.
We reported revenue of $219 thousand in the fourth quarter of 2013, down 41% in comparison to the prior year period’s revenue of $374 thousand.

The decline in revenue was attributable to lower U.S. sales volume as we reduced the size of our SPIDER sales force due to the decision to focus the majority of our resources on the development of the SurgiBot system.

Cost of goods sold was $714 thousand in the fourth quarter, a decrease from $955 thousand in the prior year’s quarter. The decrease in cost of goods sold is a result of lower sales in the fourth quarter.

Research and development expenses were $4.8 million in the fourth quarter of 2013, compared with $1.7 million in the fourth quarter of 2012. The increase was mostly attributable to higher personnel-related expenses as we increased headcount in our research and development and regulatory functions as well as an increase in expenses related to development of the SurgiBot system.

Sales and marketing expenses decreased to $453 thousand for the fourth quarter in comparison to $732 thousand in the prior year period. The decrease in expenses was primarily related to lower personnel-related costs and decreased travel related expenses as we reduced our direct sales and marketing personnel and lowered expenditures for marketing clinical studies, product demonstrations and tradeshows related to the SPIDER system.

General and Administrative expenses were $1.6 million in the fourth quarter of 2013, up $1.0 million from the prior year period of $600 thousand. The increase was a result of higher personnel costs, greater costs associated with stock based compensation, and increased costs associated with being a public company.

Net loss was $8.0 million in the fourth quarter of 2013, compared to a net loss of $3.7 million in the fourth quarter of 2012.

Turning to the balance sheet, we finished the quarter with $16.2 million in cash, cash equivalents and short term investments.

As Todd mentioned, this past September we completed a private placement equity financing concurrent with our merger with SafeStitch Medical. We received approximately $30.2 million in gross proceeds from the transaction.

During the fourth quarter of 2013, our cash burn was $8.7 million, which included $900 thousand of debt service and $700 thousand of property and equipment investment.

I’ll now hand the call back to Todd who will review our key operating priorities for 2014.

Todd Pope, President and Chief Executive Officer

Thank you, Joe.

As we look forward to 2014, our primary area of focus is meeting our SurgiBot development and regulatory milestones.

Our key priorities for the year are as follows:

•	Complete a Pre-Submission FDA Filing for the SurgiBot system in the first quarter

•	Begin SurgiBot first-in-man cases in the third quarter and

•	Submit our SurgiBot regulatory filings in the fourth quarter

•	We also intend to launch our Flexible Advanced Energy Device in the second quarter and

•	Plan on completing a financing in the first half of the year

We expect the pre-submission FDA filing will allow us to obtain feedback as we prepare our 510(k) submission for the SurgiBot system. In addition to our strong track record of obtaining timely 510(k) clearances with our SPIDER system, our success with flexible instruments gives us a knowledge base that we can directly leverage throughout the SurgiBot development, clinical, regulatory and commercialization phases.

We plan to conduct our first-in-man cases in the third quarter of 2014. For these initial clinical cases, we will likely perform sleeve gastrectromies and cholecystectomies, which demonstrate the capabilities required for traditional laparoscopy, as well as the SurgiBot system’s intra-operative mobility allowing for multi-quadrant access. These cases will likely be performed outside of the U.S. at a facility with significant SPIDER experience and where we expect that patient recruitment can be done efficiently.

In the fourth quarter of 2014, we expect to file with the regulatory authorities.

With regulatory filings in Q4, we anticipate beginning commercial sales in Q3 2015. While it is early to provide specifics in terms of future expectations, I would like to share our current perspective on commercial strategy and approach. We believe there is a large market opportunity represented by over 5,000 hospitals and over 5,000 surgery centers in the United States. Because the SurgiBot is purpose-built for general abdominal surgery, we will initially target hospitals and surgery centers that perform 200 or more of these procedures annually.

We expect to hire our initial 5-8 capital sales representatives in early 2015 to allow this first class of reps to be trained on the SurgiBot system in advance of launch. At launch we would anticipate having approximately 15 capital sales reps. Thereafter, capital sales headcount growth will be driven by demand and we think that we can cover the country effectively with about 30 capital reps. We are assuming that a new capital rep will begin producing revenue in approximately six months and once tenured will sell 5-10 systems annually.

We intend to also have clinical reps and field service personnel to support Surgibot system placements and drive utilization. From a pricing standpoint, we expect to sell the SurgiBot in the US for approximately $500,000. We feel this level of capital investment will be attractive to hospitals and surgery centers. We expect procedure instrument revenues that average $1,000-$1,500 per case depending on the devices being used. For extended warranties beginning in the second year after the sale, we expect to charge about 10% of the up-front capital cost.

Internationally, we intend to commercialize the SurgiBot through distributors with an attractive end user price point. Since distributors will be expected to provide service and support, our international operating cost structure is expected to be lower.

With respect to gross margins, we expect SurgiBot system margins of at least 50% on our initial US sales, with that number increasing over time as volume increases. Instrument gross margins will be highly volume dependent, so while they will be low initially, we expect over time to achieve instrument gross margins above 60%. Our service business will take a few years to generate profitability primarily due to the necessary minimum footprint of service technician coverage.

While we wanted to provide you the information above to help you better understand our current commercial strategy and approach I do want to remind you, as we noted at the beginning of the call, that these estimates and expectations are subject to change, and our actual results may vary because of a wide variety of factors.

Now coming back to the discussion of our other 2014 goals, we intend to launch our flexible advanced energy device in the second quarter. This product is 510(k) cleared by the FDA and many surgeons are eager to have a fully flexible energy device. This instrument will allow surgeons to create proper angles for tissue ligation that can be difficult to achieve with the rigid products on the market today. Unlike conventional products that use monopolar, bipolar or ultrasonic energy as modes of operation, our advanced energy device features tissue welding technology, which employs direct thermal energy and focused pressure to create a high-integrity seal and a clean division, while minimizing the risk of collateral tissue damage.

Our final key objective for 2014 is to complete a financing in the first half of the year. With our shelf registration statement process well underway, we are in a solid position to achieve this goal.

I’m enthusiastic about the opportunities in front of us in 2014. While we have a set of ambitious goals for the year, I’m confident that we have the experience and the team in place to execute on these goals. I look forward to updating you on our progress.

Thank you all for joining us to discuss our 2013 fourth quarter and full year conference call. We are excited about the opportunities in front of us in the 2014 year and look forward to updating you on our next quarterly call.